Exhibit 8.1
KRAMER LEVIN NAFTALIS & FRANKEL llp
October 3, 2008
General Maritime Corporation
299 Park Avenue
New York, New York 10171
Ladies and Gentlemen:
     We have acted as United States tax counsel to General Maritime Corporation, a corporation incorporated under the laws of the Republic of the Marshall Islands (the “Company”), in connection with a proposed transaction (the “Transaction”), whereby the Company will enter into a business combination with Arlington Tankers Ltd., a company incorporated under the laws of the Islands of Bermuda (“Arlington”).
     Pursuant to the terms of an Agreement and Plan of Merger and Amalgamation, dated August 5, 2008 (the “Agreement”), by and among the Company, Arlington, Galileo Holding Corporation, a corporation incorporated under the laws of the Republic of the Marshall Islands formed by the Company and Arlington solely for purposes of the Transaction (“New General Maritime”), Galileo Merger Corporation, a corporation incorporated under the laws of the Republic of the Marshall Islands and a wholly owned subsidiary of New General Maritime (“Merger Sub”), and Archer Amalgamation Limited, a company incorporated under the laws of the Islands of Bermuda and a wholly owned subsidiary of New General Maritime (“Amalgamation Sub”), (i) Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation, and all of the issued and outstanding shares of the common stock of the Company (“Company Common Stock”) will be converted into the right to receive shares of the common stock of New General Maritime (“New General Maritime Common Stock”) and (ii) Arlington will amalgamate with Amalgamation Sub, with the resulting amalgamated company continuing as the surviving entity, and all of the issued and outstanding common shares of Arlington will be converted into the right to receive shares of New General Maritime Common Stock. The time at which the Transaction becomes effective is hereafter referred to as the “Effective Time.”
     This opinion is being delivered in connection with the filing of a registration statement on Form S-4, including the joint proxy statement/prospectus (the “Proxy Statement/Prospectus”) contained therein (Registration No. 333-153247), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Registration Statement”), relating to the Transaction. All capitalized terms used herein have their respective meanings set forth in the Registration Statement unless otherwise stated.
     For purposes of the opinion set forth below, we have reviewed and relied upon the Registration Statement, the Agreement and such other documents, records, and instruments as we have deemed necessary or appropriate as a basis for our opinion. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, the legal capacity of signatories, and the proper execution of the
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KRAMER LEVIN NAFTALIS & FRANKEL llp
documents. In addition, in rendering our opinion we have relied upon certain statements made by the Company and Arlington, which we have neither investigated nor verified. We have assumed that such statements are true, correct, complete, and not breached, and that no actions that are inconsistent with such statements will be taken. We have also assumed that (i) the Transaction will be effected in accordance with the Agreement, (ii) the statements concerning the Transaction set forth in the Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) any statements made “to the best knowledge of” or “beliefs” of any persons will be true, correct, and complete and will remain true, correct, and complete at all times up to and including the Effective Time, in each case as if made without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Agreement. Any inaccuracy in, or breach of, any of the aforementioned statements and assumptions or any change after the date hereof in applicable law could adversely affect our opinion.
     No ruling has been (or will be) sought from the Internal Revenue Service (the “Service”) by the Company as to the matters set forth herein. The opinion expressed herein is not binding on the Service or any court, and there can be no assurance that the Service or a court of competent jurisdiction will not disagree with such opinion.
     Based upon and subject to the foregoing as well as the limitations set forth below, it is our opinion, under presently applicable United States federal income tax law, that the statements of law contained in the Proxy Statement/Prospectus under the heading “Material United States Federal Income Tax Consequences to Shareholders” are correct.
     No opinion is expressed as to any matter not specifically addressed above. Also, no opinion is expressed as to the tax consequences of the Transaction or the purchase, ownership, and disposition of New General Maritime Common Stock under any United States state or local or non-United States tax law. Furthermore, our opinion is based on current United States federal income tax law and administrative practice, and we do not undertake to advise you as to any changes in federal income tax law or administrative practice that may affect our opinion unless we are specifically asked to do so.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Proxy Statement/Prospectus. The giving of this consent, however, does not constitute an admission that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.
     This opinion is being delivered to you for the purpose of being included as an exhibit to the Registration Statement and, except as set forth above, may not be circulated, quoted, or otherwise referred to for any other purpose without our written consent.

Very truly yours,

/s/ Kramer Levin Naftalis & Frankel LLP

Kramer Levin Naftalis & Frankel LLP